Exhibit 4.3

EXECUTION VERSION

SATISFACTION AND DISCHARGE OF INDENTURE

This Satisfaction and Discharge of Indenture dated as of July 6, 2015 (this “Satisfaction of Indenture”), is entered into by and between Eclipse Resources I, LP, a Delaware limited partnership (the “Company”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

Reference is made to the Indenture dated as of June 26, 2013 (as supplemented and in effect on the date hereof, the “Indenture”), among the Company, each of the subsidiary guarantors party thereto (collectively, the “Guarantors”) and the Trustee, governing the Company’s 12.0% Senior Unsecured PIK Notes due 2018 (the “Notes”). Unless otherwise specified, capitalized terms used herein have the meaning assigned to them in the Indenture.

RECITALS

WHEREAS, pursuant to Articles 3 and 11 of the Indenture and Sections 5 and 6 of the Notes, the Company (i) elected to redeem (the “Redemption”) all of the outstanding Notes in full on July 12, 2015 (the “Redemption Date”), (ii) authorized and directed the Trustee to send a notice of such Redemption to the Holders of all outstanding Notes under the Indenture, (iii) caused to be irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the outstanding Notes, cash in United States dollars in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the Redemption Date, and (iv) delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes on the Redemption Date;

WHEREAS, in compliance with Articles 3 and 11 of the Base Indenture, the Company delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the redemption in full of the Notes and the satisfaction and discharge of the Notes and the Indenture have been complied with; and

WHEREAS, the Company requested that the Trustee execute proper instruments acknowledging satisfaction and discharge of the Notes and the Indenture, including, without limitation, this Satisfaction of Indenture;

NOW THEREFORE, THIS SATISFACTION AND DISCHARGE WITNESSETH:

1.	The Indenture is discharged and ceases to be of further effect; provided, however, that notwithstanding the satisfaction and discharge of the Indenture, this Satisfaction of Indenture shall not be deemed to discharge those provisions of the Indenture that, by their terms, expressly survive the satisfaction and discharge of the Indenture.

2.	All liens on any property of the Company or any Subsidiary Guarantor, and all related rights in respect thereof, securing obligations under the Indenture, the Notes or the Note Guarantees, including the liens granted pursuant to Section 7.07 of the Indenture, are hereby released, discharged and terminated.

3.	Except as expressly set forth in Section 1 of this Satisfaction of Indenture, all obligations of the Company and the Subsidiary Guarantors under the Indenture and the Note Guarantees, including in respect of the Notes, are deemed fully satisfied, discharged, terminated, released and null and void.

4.	The Trustee agrees to take all reasonable actions and to execute all documents provided to it which the Company reasonably deems necessary or appropriate to give effect to the foregoing.

This Satisfaction of Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Satisfaction of Indenture as of the date first written above.

ECLIPSE RESOURCES I, LP

By:	/s/ Matthew DeNezza
Name:	Matthew DeNezza
Title:	Executive Vice President and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, AS TRUSTEE

By:	/s/ Wanda Camacho
Name:	Wanda Camacho
Title:	Vice President

By:	/s/ Robert Peschler
Name:	Robert Peschler
Title:	Vice President

[SIGNATURE PAGE TO SATISFACTION AND DISCHARGE OF INDENTURE]